UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 25, 2010

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3939 North First Street, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On October 25, 2010, Moody's Investor Service Ltd. (“Moody's”) issued a press release and pre-sale report in connection with two series of notes to be issued by Andromeda Finance S.r.l. (“Issuer”), expected to total approximately Euro 200 million. Issuer plans to securitize two tranches of a project loan to be entered into by Andromeda PV S.r.l (the “Project Company”), an indirect wholly owned subsidiary of SunPower Corporation (“SunPower”). The Project Company expects to borrow the project loan totaling approximately Euro 200 million on a fixed rate basis with a tenor of 18 years from BNP Paribas S.A. and Société Générale S.A. (together, the “Originators”). The receivables from the project loan will be assigned by the Originators to Issuer in consideration of the payment of a purchase price funded by the proceeds from the issuance of the notes. In addition, Société Générale will provide a VAT facility to Project Company of up to Euro 22 million. The two series of notes, the project loan and the VAT facility will be recourse only to the Project Company.

The Project Company will use the funds raised to finance the development, construction, operation and maintenance of two photovoltaic solar power plants with a combined capacity of 51MW DC located at two adjacent sites in Montalto di Castro, Italy (“Montalto 51”). The Project Company will qualify for feed-in tariff in Italy for each connection ring upon connection to the grid. Connection of the rings is expected before December 2010.

Moody's has assigned provisional ratings of (a) (P)Aa2 investment grade rating to approximately Euro 100 million of senior secured fixed rate notes due 2028 (“Class A1 Notes”) to be issued by Issuer (based solely upon the unconditional and irrevocable guarantee of the tranche of the project loan underlying the Class A1 Notes ("Project Facility A1") by the Italian export credit agency SACE S.p.A.); (b) (P)Baa3 investment grade rating to the underlying obligations of the Class A1 Notes without the benefit of the SACE guarantee; and (c) (P)Baa3 investment grade rating to the approximately Euro 100 million senior secured fixed rate notes due 2028 (“Class A2 Notes”) to be issued by Issuer and to be subscribed for by the European Investment Bank. The rationale for the underlying ratings is set out in Moody's pre-sale report.

SunPower expects the financing and construction for Montalto 51 to be completed by the end of the fourth quarter of 2010.

In accordance with General Instruction B.2 of Form 8-K, the information set forth herein is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended. The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

This report is being issued by SunPower to comply with its obligations under Regulation FD.  It is not an offer of securities for sale in the United States, and the securities referred to in this report may not be offered or sold in the United States absent registration or an exemption from registration.  The issuer does not intend to offer or sell these securities in the United States, and intends to conduct any offering of these securities outside the United States in reliance on Regulation S under the Securities Act of 1933.

Forward-Looking Statements
This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not represent historical facts and may be based on underlying assumptions. SunPower uses words and phrases such as “expected,” “plans,” “expects,” “will” and “to be” to identify forward-looking statements in this report, including forward-looking statements regarding (a) the amount of project loan and VAT facility borrowed by the Project Company; (b) the amount of and ratings of notes issued by the Issuer; (c) the debt obligations being recourse only to the Project Company; (d) the use of proceeds from the financing; (e) the subscription of the Class A2 Notes by the European Investment Bank; (f) the guarantee of Project Facility A1 by SACE; (g) the qualification for feed-in-tariff in Italy and the expected dates for connecting the rings to the grid; and (h) completion date of construction and financing of Montalto 51. Such forward-looking statements are based on information available to SunPower as of the date of this report and involve a number of risks and uncertainties, some beyond SunPower's control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including risks and uncertainties such as: (i) the availability of financing and potential lack of interest in subscribing to the Class A1 Notes and Class A2 Notes; (ii) general business and economic conditions, including seasonality of the industry; (iii) growth trends in the solar power industry; (iv) the continuation of governmental and related economic incentives promoting the use of solar power in Italy; (v) construction difficulties or potential delays in the project implementation process; (vi) unanticipated delays or difficulties securing necessary permits, licenses or other governmental approvals; (vii) the risk of continuation of supply of products and components from suppliers; (viii) unanticipated problems with deploying the system on the sites; and (ix) other risks described in SunPower's Annual Report on Form 10-K for the year ended January 3, 2010 and Quarterly Report on Form 10-Q for the quarter ended July 4, 2010, and other filings with the Securities and Exchange Commission. These forward-looking statements should not be relied upon as representing SunPower's views as of any subsequent date, and SunPower is under no obligation to, and expressly disclaims any responsibility to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: October 25, 2010	By:	/s/ Dennis V. Arriola
Name: Dennis V. Arriola
Title: Executive Vice President
and Chief Financial Officer